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Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY TO OFFER $205 MILLION OF SENIOR NOTES DUE 2018

        Geyserville, CA. October 19, 2011—The River Rock Entertainment Authority (the "Authority"), the operator of the River Rock Casino in Sonoma County, California, today announced its intention to offer, pursuant to exemptions from registration under the Securities Act, $205.0 million aggregate principal amount of Senior Notes due 2018 (the "New Notes").

        The Authority intends to use the proceeds from the offering of the New Notes, together with cash on hand and the proceeds from a concurrent private placement of $27.6 million of 6.50% Senior Subordinated Notes due 2019, to retire all of our outstanding 9 3/4% Senior Notes due 2011 and the Tribe's outstanding notes and to fund the construction of an emergency access road over the Tribe's reservation and a portion of newly acquired property.

        This press release is not an offer to sell or the solicitation of an offer to buy any securities. The New Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the New Notes may be offered only in transactions that are exempt from registration under the Securities Act or the applicable securities laws of any other jurisdiction. The New Notes are being offered in the United States only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S persons in reliance on Regulation S under the Securities Act.

River Rock Entertainment Authority

        We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the "Tribe"), a federally recognized self-governing Indian tribe. The Tribe has approximately 1,000 enrolled members and 93-acres of trust land in Sonoma County, California.

Forward-Looking Statements

        This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all). You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

        Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, including:

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  Our financial performance

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  Our dependence on a single gaming site

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  Our levels of leverage and ability to meet our debt service and other obligations

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  General local, domestic and global economic conditions

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  Changes in federal or state tax laws or regulations, including the Compact

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  Maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations; and

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  Development of new competitive gaming properties.

Contact:
Don Duffy
ICR, LLC
203-682-8215

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  Exhibit 99.1
RIVER ROCK ENTERTAINMENT AUTHORITY TO OFFER $205 MILLION OF SENIOR NOTES DUE 2018